UNITED STATES

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Oportun Financial Corporation

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Executing Our Strategic Priorities to Drive Long-Term Stockholder Value June 2025

Important information Cautionary statement on forward-looking statements Certain statements in this presentation are “forward-looking statements”. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this presentation, including statements as to our future performance, financial position, strategic initiatives and our upcoming Annual Meeting, are forward-looking statements. These statements can be generally identified by terms such as “expect,” “plan,” “goal,” “target,” “anticipate,” “assume,” “predict,” “project,” “outlook,” “continue,” “due,” “may,” “believe,” “seek,” or “estimate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, financial trends and risks and uncertainties that we believe may affect our business, financial condition and results of operations. These risks and uncertainties include those risks described in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K for the year ended December 31, 2024, as well as our subsequent filings with the SEC. These forward-looking statements speak only as of the date on which they are made and, except to the extent required by federal securities laws, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements. Non-GAAP financial measures This presentation includes the presentation and discussion of certain financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income is anon-GAAP financial measure defined as net income adjusted to eliminate the effect of certain items. We believe that Adjusted Net Income is an important measure of operating performance because it allows management, investors, and our Board of Directors to evaluate and compare our operating results, including return on capital and operating efficiencies, from period to period, excluding theafter-tax impact of non-cash, stock-based compensation expense and certain non-recurring charges. Adjusted Earnings (Loss) Per Share is a non-GAAP financial measure defined as Adjusted Net Income divided by weighted average diluted shares outstanding. We believe Adjusted Earnings (Loss) Per Share is an important measure because it allows management, investors and our Board of Directors to evaluate the operating results, operating trends and profitability of the business in relation to diluted adjusted weighted-average shares outstanding. Adjusted EBITDA is a non-GAAP financial measure defined as net income, adjusted to eliminate the effect of certain items as described below. The Company believes that Adjusted EBITDA is an important measure because it allows management, investors and its board of directors to evaluate and compare operating results, including return on capital and operating efficiencies, from period to period, excluding the impact of income tax expense, as reported, depreciation and amortization and non-cash, stock-based compensation expense, interest expense associated with the Company’s corporate financing activities, certain non-recurring charges and fair value mark-to-market adjustments on its loans receivable portfolio and asset-backed notes carried at fair value. See the Appendix for a reconciliation of the non-GAAP figures provided in this document to the corresponding GAAP figures. This non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation from, or as a substitute for, the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similar measures presented by other companies. We are unable to predict or estimate with reasonable certainty the ultimate outcome of certain items required for corresponding GAAP measures without unreasonable effort. Information about the adjustments that are not currently available to the Company could have a potentially unpredictable and significant impact on future GAAP results. Note Throughout this presentation, permission to quote was neither sought nor obtained. 2

What is this proxy contest about? • Oportun provides inclusive, affordable financial services that empower hardworking individuals to build better futures • Supported by robust customer demand and favorable credit and market conditions, we pursued an ambitious growth strategy leading up to and following our 2019 IPO to extend our impact across underserved communities, strengthen relationships with our loyal members, and unlock long-term value for stockholders through an expanded suite of products • However, the economic environment changed rapidly and unexpectedly beginning in early 2022; rising and sustained inflation increased costs of living and impacted our customers’ ability to repay their loans, putting significant pressure on our business, and rising interest rates increased our cost of capital • The Board and management took swift and decisive action to reposition the business – tightening credit standards, reducing our cost structure and streamlining our operations • As a result of these actions, our performance has improved; we have delivered improved credit metrics and increased profitability, and the market has recognized our progress – our stock price has more than doubled over the last 12 months, outperforming all but one of our peers as well as the relevant stock indices • Despite the meaningful progress we have made, one of our stockholders, Findell Capital Management, is pursuing a disruptive proxy contest, seeking to remove our CEO from the Board and replace him with a candidate who, in our view, lacks unique or additive skills and is not a suitable replacement for our CEO • We have met with Findell numerous times, objectively considered its suggestions and taken several actions consistent with its recommendations; we have continued to take actions to optimize our Board composition and governance to align with best practices Stockholders should vote on the GREEN proxy card to support the management team and incumbent directors who are delivering results and committed to advancing the Company’s progress and momentum 3

Table of contents I Executive summary 5 II We pursued an ambitious growth strategy 21 III When the economic environment changed, we took swift action to reposition the Company 34 IV We remain focused on executing our three strategic priorities 43 V Our actions have led to improved financial performance 49 VI Our Board and management are best positioned to oversee our strategy 60 VII Findell’s proxy contest is misguided and is grounded in false claims and comparisons 70 XIII Conclusion 88 IX Appendices 91 4

Section One Executive summary

Executive summary We pursued an ambitious growth strategy By offering responsible credit at lower costs than typical alternatives, we serve individuals who are often overlooked and poorly served by traditional financial institutions; this has helped us build strong customer loyalty, reflected in Net Promoter Scores consistently at or above 75 Recognizing a compelling opportunity to extend our impact, deepen relationships with our members, and unlock long-term value, we expanded our offerings Supported by favorable economic conditions, management executed, and the Board oversaw, a disciplined and thoughtful growth strategy, with Oportun expanding first into credit cards, then into secured personal loans, then savings, investing and budgeting through the acquisition of Digit This strategy delivered extraordinary growth, record originations and strong credit performance metrics When the economic environment changed, we took swift action to reposition the Company Beginning in early 2022, economic conditions changed rapidly and unexpectedly, which impacted many financial services companies Our members, many of whom have modest incomes and limited savings, were disproportionately affected by higher inflation and higher living costs, which impacted their ability to repay loans As a result, our credit metrics deteriorated The Board and management recognized that the economic environment was not conducive to our growth strategy and took swift and decisive action to reposition the Company We shifted our focus from growth to profitability, reduced headcount and streamlined operations by discontinuing capital-intensive products and divesting non-core businesses We remain focused on executing our three strategic priorities We are improving credit outcomes by continuing to fine-tune our new “V12” credit model, which leverages data from the inflationary period to inform underwriting decisions We are strengthening business economics by continuing to reduce expenses, streamlining operations and optimizing our capital structure We are identifying high-quality originations by reinvesting in marketing, targeting new members with higher levels of free cash flow while supporting our best existing members We believe the successful execution of these priorities is delivering profitable and sustainable growth 6

Executive summary (continued) Our actions have led to improved financial performance While we recognize that there is more work to do, our team is executing well, and our progress across our key strategic priorities is reflected in our financial results We have returned to originations growth, delivered improved credit metrics and reduced our operating expense ratio Supported by a more efficient cost structure and stronger credit performance, we believe Oportun is well-positioned to deliver strong financial results in 2025 Our progress has been recognized by the market, with total stockholder returns significantly outperforming both our peers and the broader markets over recent time periods Findell’s proxy contest is unnecessary and disruptive Over the last several years, we have engaged extensively with Findell in good faith We have implemented initiatives consistent with feedback from Findell and other stockholders, including reducing expenses, streamlining our business and enhancing our corporate governance by taking steps to declassify the Board and eliminate supermajority voting requirements Despite our progress, Findell is now seeking to remove our CEO from the Board and replace him with its own candidate, Warren Wilcox We have serious concerns regarding Mr. Wilcox’s suitability as a fiduciary for stockholders In our view, his election would significantly weaken the Board and send a disruptive message to our employees and other stakeholders Stockholders should support Oportun’s incumbent Board and leadership team The Board and management acted decisively to reposition the Company in response to a rapidly changing economic environment The Board has also refreshed its composition to ensure it maintains the right mix of skills and experience to effectively oversee the business The Board has deep expertise in areas that are essential to Oportun’s success With a more focused strategy, Oportun is making meaningful progress and delivering improved results The few remaining ideas proposed by Findell are, in our view, not in the best interests of the Company or its stockholders 7

Overview of Oportun Financial (Nasdaq: OPRT)

We provide intelligent borrowing and savings capabilities to help our members build a better financial future

- Oportun offers products that holistically address two of the most fundamental challenges to financial health and resilience: access to affordable credit and the ability to build adequate savings
- Our customers are hard-working, responsible individuals with modest incomes and limited savings who often rely on credit to manage unexpected or large expenses
- We strive to make the application and servicing process quick and convenient through our customer-first, omni-channel platform
- Our business is powered by a proprietary, centralized technology platform and fully automated risk engine, which enables real-time approval decisions without manual exceptions or overrides
- Since our founding in 2005, we have originated more than 7.6 million loans and extended more than $20 billion in credit, helping 1.3 million members build credit histories
- Additionally, since 2015, our Set & Save™ members have set aside more than $11.7 billion in savings, averaging approximately $1,800 per member per year

Summary Financial Data[1]

Market Value ($M)	$299
FY24 Revenue ($M)	$1,002
FY24 Aggregate Originations ($M)	$1,775
FY24 Portfolio Yield	33.5%
FY24 Annualized Net Charge-Off Rate	12.0%
FY24 Adjusted EBITDA ($M)[2]	$105
FY24 Adjusted EPS[2]	$0.72

One-Year Total Stockholder Return[1]



200%
150%
100%
50%
0%
(50%)
Jun. 2024
Sep. 2024
Dec. 2024
Mar. 2025
Jun. 2025
132%
8%
Oportun
Russell Microcap Index

Oportun

1. Source: FactSet and Company filings. Data as of June 13, 2025.
2. See Appendix for reconciliations.

8

We help hardworking individuals borrow, save and budget Mission Empowering members to build a better future Unsecured Personal Loans Secured Personal Loans Savings Strong Customer Value Proposition Proprietary Underwriting Engine Comprehensive Physical and Digital Channels Unique Servicing and Collections Capabilities Award Winning Savings Product Target Market Thin-file / no-file borrowers who are traditionally underserved Low-to-moderate income individuals benefiting from responsible lending and effortless savings products English and Spanish speaking customer base, seamlessly engaging with bilingual contact center team 9

We offer responsibly structured credit products Member Solution Unsecured Personal Loans Secured Personal Loans Use Case Simple-to-understand, affordable, unsecured, fully-amortizing installment loans with fixed payments Personal installment loan product secured by an automobile, allowing members to access larger loan sizes Avg Loan Size 25th and 75th Percentile $3,189 $1,000 | $4,500 $6,734 $3,025 | $9,100 Avg Term 25th and 75th Percentile 26 months 19 | 34 months 35 months 25 | 43 months Weighted Avg APR 35.7% 35.1% Data based on originations for the three-months ended March 31, 2025. 10

We also offer an intelligent savings product Problem 59% of U.S. consumers would struggle to come up with $1,000 in the event of an emergency1 Solution A.I.-driven savings that helps members effortlessly save toward their goals Impact $11.7B+ saved for members since 2015 #1 Savings App of 2025 according to Bankrate 9 Best Money-Saving Apps of 2025 Excellent Personal Finance Apps according to Forbes 7 Personal Finance Apps For Simplifying Your Money 1. Source: Bankrate’s 2025 Annual Emergency Savings Report, February 2025. 11

We remain focused on our three strategic priorities Improving credit outcomes Maintaining our conservative credit standards Leveraging data from the recent inflationary period to enhance our V12 credit model Better aligning loan amounts by risk levels based on recent performance Strengthening business economics Continuing to reduce expenses to improve profitability Optimizing our capital structure by prioritizing debt paydown and reducing leverage Completed $439M ABS transaction in June 2025, featuring first AAA class, 5.67% total yield Identifying high-quality originations Prioritizing the growth of secured personal loans by offering them in additional states Reinvesting in marketing Optimizing pre-screen programs to qualify high-quality new members Supporting our best existing members 12

Our strategy is delivering results We are continuing to make progress on our goals of improving credit performance, maintaining expense discipline and driving profitability Operating Expenses ($M) 30+ Day Delinquency Rate Adjusted Return on Equity (“ROE”) Source: Company filings. See Appendix for reconciliation. 13

The market has recognized our progress

Our recent total stockholder returns greatly exceed those of our peers and the broader market

Year-to-Date TSR



76%
4%
(16%)
(9%)
1%
(5%)
Oportun
OneMain Financial
Proxy Peers[2]
Nasdaq Composite Index
Russell Microcap Index

TSR Since Refinancing[1]



163%
16%
0%
3%
4%
(3%)
Oportun
OneMain Financial
Proxy Peers[2]
Nasdaq Composite Index
Russell Microcap Index

1-Year TSR



132%
17%
5%
24%
11%
8%
Oportun
OneMain Financial
Proxy Peers[2]
Nasdaq Composite Index
Russell Microcap Index

Oportun

Source: Bloomberg. Data as of June 13, 2025.
1. Since the announcement of the refinancing of our Senior Corporate Facility on October 29, 2024.
2. "Proxy Peers" include Atlanticus Holdings, Enova Int'l, Green Dot, LendingClub, LendingTree, MoneyLion, OppFi, PROG Holdings, Regional Management, SoFi Technologies, Upstart Holdings and World Acceptance Corp. Peer data refers to median.

14

We have engaged constructively with Findell Members of our Board and leadership team have engaged constructively with Findell for more than two years Throughout this period, we have made every effort to maintain a respectful and productive dialogue, despite Findell’s repeated use of unprofessional rhetoric, including unwarranted threats and personal attacks against our executives and directors We have made several changes to our Board, governance practices, operations and strategy that are consistent with Findell’s feedback, as well as feedback from other stockholders, and address most of Findell’s demands We have carefully and objectively evaluated Findell’s remaining ideas and determined them not to be in the best interests of the Company or its stockholders We have made numerous good-faith attempts to resolve this proxy contest, including making several constructive proposals that would have achieved Findell’s stated goal of Board refreshment However, Findell has continued to shift its demands and, until its most recent proposal, has not even advocated for Mr. Wilcox to be added to the Board during settlement discussions Findell is seeking to replace our CEO with a candidate who is materially less qualified and whose election, in our view, would risk destabilizing the Company at a critical time 15

Our transformation has included initiatives that align with Findell’s perspectives Findell’s Recommendation Addressed Findell’s Concern? Reduce expenses Divest or exit non-core businesses and focus on the core lending business Use cash flow to reduce leverage Enhance corporate governance Reduce Board size Refresh the Board Refresh Board Leadership 16

Findell's remaining ideas are not in best interests of the Company

Findell's Recommendation	Oportun's Response
Increase interest rates for members	• Findell ignores the potential consequences and complexity of raising our 36% APR cap, which is the benchmark for responsible lending adopted by several industry peers, including OneMain Financial • Increasing APRs above 36% poses material risks to our bank partnership model and could significantly limit our access to available financing structures, including access to the capital markets • We have demonstrated that we can enhance portfolio yield without raising our cap; we have increased the weighted average APR on secured loans by ~320 bps and unsecured loans by ~230 bps since FY22 • Historically, having lower rates has helped distinguish us in a competitive space and made our offerings more attractive to potential customers
Remove the Company's CEO from the Board	• Would jeopardize the continuity, leadership and business insight we need to continue the significant progress we've made • Would send a disruptive message to employees and other stakeholders • Would remove valuable skills, experience and institutional knowledge from the Board • Would be highly unusual; all of Oportun's proxy peers, and approximately 97% of Russell 3000 boards, include the company's CEO[1]

Oportun

1. Source: Bloomberg.

17

Findell’s case for change is grounded in a misguided comparison We do not believe OneMain Financial – which is significantly larger than Oportun – is the most appropriate comparator, as Findell claims OneMain is much larger than Oportun and offers a greater range of products and services Regional Management and Oportun have similar scale and a similar product set Oportun compares favorably to Regional Management on key metrics Source: Company filings. 18

We have concerns about Findell’s nominee Warren Wilcox’s Purported Experience Served as a Senior Executive at Onboard Partners LLC from January 2020 to April 20232 Served on the board of InfoArmor from 2004 to 20181 Served as a member of the board of directors of Encore Capital Group from May 2004 to 20131 Served as “Managing Director and CMO” at HSBC from 1986 to 19973 Oportun’s Concern • Mr. Wilcox seemingly overstated his tenure at Onboard Partners by two years; he left the company in April 20211 • InfoArmor was not founded until 2007, three years after Mr. Wilcox claims he joined InfoArmor’s board4 • Mr. Wilcox seemingly overstated his tenure at Encore Capital Group by three years; according to Encore’s proxy materials, Mr. Wilcox served on the board from 2007 to 20135 • As a director of Encore, Mr. Wilcox was named in a shareholder lawsuit alleging the company conducted unlawful debt collection practices, including submitting fraudulent proof and delaying lawsuits to secure default judgments6; Mr. Wilcox was a member of Encore’s Audit Committee – which was responsible for overseeing Encore’s legal compliance and ethical behavior7 – when these problems arose • Shortly after Mr. Wilcox stepped down from Encore’s board of directors, the company paid $42 million to resolve a probe by the Consumer Financial Protection Bureau into deceptive debt collection practices8 • Mr. Wilcox was never employed by HSBC but rather by a smaller company, Household International, which was sold to HSBC years after Mr. Wilcox left9 • At Household, Mr. Wilcox’s last title was “Executive Director, Planning and Marketing”10 1. Source: Findell Capital Management Definitive Proxy Statement, filed with the SEC on May 29, 2025. 2. Source: Findell Capital Management Nomination Notice, March 26, 2025. 3. Source: Warren Wilcox LinkedIn profile. 4. Source: InfoArmor Press Release, “InfoArmor Names John Schreiber as CEO, Announces Growth Equity Investment From Summit Partners,” January 31, 2017. 5. Source: Encore Capital Group Definitive Proxy Statement, filed with the SEC on April 26, 2013. 6. See International Brotherhood of Electrical Workers Local 98 Pension Fund v. Black, et al., case no. 201100097795 (Superior Court of California for San Diego County; filed on September 13, 2011). 7. Source: Encore Capital Group Definitive Proxy Statements for the 2007, 2008, 2009, 2010, 2011, 2012 and 2013 Annual Meetings. 8. Source: CFPB Press Release, “CFPB Takes Action Against the Two Largest Debt Buyers for Using Deceptive Tactics to Collect Bad Debts,” September 9, 2015. 9. Source: Kenneth N. Gilpin, “HSBC of Britain to Buy Household in a $14.2 Billion Deal,” The New York Times, November 14, 2002. 10. Source: Encore Capital Group Press Release, “Encore Capital Group, Inc. Adds Two Independent Directors to its Board and Announces Cost Savings Initiatives,” September 17, 2007. 19

Oportun stockholders should support the Board’s nominees, Raul Vazquez and Carlos Minetti Oportun’s Board has driven change • The Board and management acted swiftly and decisively to reposition the Company in response to rapidly and unexpectedly changing economic conditions • We reduced expenses, streamlined our business and refocused on profitability • While we acknowledge there is more work to do, our strategy is delivering strong measurable results; we have improved our credit metrics, reduced our operating expense ratio and delivered meaningful growth and profitability • The market has recognized our progress; our stock price has improved, and our total stockholder returns have outperformed those of our peers over recent periods • Today, Oportun is stronger, more resilient and more focused than it was three years ago, and we are confident in our ability to deliver sustainable, profitable growth going forward Our Board is best positioned to continue to oversee our strategy • Our Board consists of engaged directors who hold management accountable and have critical expertise in areas that are essential to our business, including financial services, credit risk, consumer lending, government regulation, capital markets and technology; after the Annual Meeting, the Board will continue to have multiple directors with consumer lending experience, including Rich Tambor, who spent almost nine years at OneMain • The Board has engaged constructively with Findell, objectively considered Findell’s suggestions and implemented initiatives consistent with Findell’s feedback • Findell’s nominee, Mr. Wilcox, does not bring any skills or experience not already represented on the Board • Importantly, electing Mr. Wilcox would result in the removal of our CEO from the Board, jeopardizing the continuity, leadership and business insight we need to continue our progress and sending a disruptive message to our employees and other stakeholders 20

Section Two We pursued an ambitious growth strategy

We address the biggest challenges facing U.S. consumers 70% of U.S. households struggle with spending, saving, borrowing and planning2 59% would struggle to come up with $1,000 in an emergency3 51% had bank-related account fees in the past year4 57% are not confident about their long-term financial goals2 78% aren’t completely satisfied with the amount of money they’ve saved5 75% of Americans do not feel that they are completely financially secure1 1. Source: Bankrate’s Financial Freedom survey, July 2024. 2. Source: Financial Health Network (FHN): “Financial Health PulseTM 2024 U.S. Trends Report.” 3. Source: Bankrate’s 2025 Annual Emergency Savings Report, February 2025. 4. Source: Financial Health Network: “The FinHealth Spend Report 2023.” 5. Source: Yahoo Finance/Marist Poll 2025 survey, January 2025. 22

We deliver a compelling customer value proposition compared to the alternatives Cost of borrowing $1,5001 Expense multiples of Oportun costs Competitor products are 7 times more expensive on average3 Online-only Payday loans are 7 times more expensive Positive social impact 1.3M Credit histories established2 Certified by the US Treasury Department as a Community Development Financial Institution (CDFI) since 2009 1. Based on a study prepared for Oportun by FHN “True Cost of a Loan,” October 2021, calculated as of March 2025. 2. Customers who come to us without a FICO score who have begun establishing a credit history. Reflects new and returning customers. Since inception and as of March 31, 2025. 3. Based on the average cost of borrowing for $500, $1,500 and $3,000 as determined by a study prepared for Oportun by the Financial Health Network (FHN) “True Cost of a Loan,” October 2021, calculated as of March 2025. 23

There was robust customer demand for holistic financial solutions • Because we serve customers who are often overlooked and poorly served by traditional financial institutions – and because we offer responsible credit at lower costs than typical alternatives – we have built strong customer loyalty • Through our market research, we found that our customer base was eager to extend their relationship with us through additional products and services • Additionally, by introducing non-credit offerings, we could extend our relationship with our members beyond the loan cycle, improving retention and lowering long-term acquisition costs • Our goal was to create a comprehensive lending platform and deliver a variety of products to our customers • We clearly communicated this growth-focused strategy to the market in 2021, and it was well received • Excerpt from March 2021 Investor Presentation Most comprehensive set of financial products A profitable lending platform combined with savings, banking, and investing products 24

Credit and market conditions were favorable for expansion A strong macroeconomic backdrop supported our customers’ ability to repay their loans on time and in full Effective Federal Funds Rate1 WTI Crude Price2 Monthly CPI Inflation3 191 bps 2.00% I Lower 0.09% 2018 - 2019 Average January 2021 Average 15% 1 $61.02 1 Lower $52.01 2018- 2019 Average January 2021 Average. % 1 73 bps 2 13 t Lower 1.4% 2018 - 2019 Average January 2021 “Self-reported financial well-being [in 2021] increased to the highest rate since the survey began in 2013... The increase in financial well-being occurred broadly across the population and was especially large among parents.” – Board of Governors of the Federal Reserve System, “Economic Well-Being of U.S. Households in 2021,” May 2022 1. Source: Federal Reserve Bank of New York. 2. Source: FactSet. 3. Source: Bureau of Labor Statistics. 25

We leaned into growth We entered new businesses and geographies to expand our addressable market and accelerate our path to scale Oportun’s Action Description Strategic Rationale Acquired Springboard Auto to move into secured personal loans We used the IP acquired from SpringBoard Auto in 2018 to build and launch our secured personal loan offering Secured personal loans offer superior unit economics compared to unsecured loans and allow us to serve more customers and offer larger loans Launched a credit card product In December 2019, we launched the Oportun® Visa® Credit Card pilot in several states; by the end of 2022, we had expanded to 45 states We believed that credit cards allowed us to strengthen our relationships with our customers by playing a role in their daily lives, rather than only when large or unexpected expenses arise Partnered with Pathward to expand nationally In 2021, we launched a program with Pathward (f/k/a MetaBank), a national bank, to make affordable personal loans available to consumers across the nation Allowed us to offer a uniform personal loan product nationally, creating access to our responsible unsecured installment loans in over 30 additional states and greatly reducing operational complexity Acquired Digit to add savings, investing and budgeting capabilities We acquired Digit, a neobanking platform that provided automated savings, investing and banking tools, for approximately $213 million in cash and stock in 2021 We believed that this acquisition would accelerate our ability to offer holistic solutions, expand our addressable market and augment our digital capabilities Oportun 26

Analysts were supportive of our expansion into new products and services [T]he [Digit] acquisition makes sense… [T]he deal would accelerate OPRT’s transformation into a full service consumer finance company that helps the thin-file or no-file credit consumers borrow, save, invest, and bank.” November 16, 2021 We view the [Digit acquisition] positively as the deal will provide OPRT complementary revenue streams, [customer acquisition cost] synergies, and a proprietary A.I./database… [The] transaction accelerates OPRT’s movement into a broader suite of banking services and creates a flywheel opportunity.” November 16, 2021 We view the [Digit acquisition] as a positive strategically for OPRT as it will nearly double the company’s customer base and create opportunities to cross-sell its products and lower customer acquisition costs, as well as diversify its revenue streams. Additionally, we believe the addition of a neobank is a good fit for OPRT given the company’s shift toward digital channels to accelerate growth.” November 16, 2021 The [Digit] transaction marks a meaningful step forward for OPRT toward becoming a comprehensive financial service provider for nonprime customers… At an acquisition multiple of 5.3x run-rate revenue, the valuation represents a discount to leading neobanks based on recent private financing rounds and public comps such as Chime, Dave, SoFi, and Acorns.” November 16, 2021 27

Our expansion strategy initially drove significant growth... We rapidly increased originations and profitability Aggregate Originations ($M) $335 $433 $662 $865 1Q21 2Q21 3Q31 4Q21 Adjusted EBITDA ($M) ($9) $18 $72 $92 1Q21 2Q21 3Q21 4Q21 Adjusted Net Income ($M) $12 S17 $24 $26 1Q21 2Q21 3Q21 4Q21 Source: Company filings. See Appendix for reconciliations. 28

..And we delivered strong credit metrics Robust credit metrics gave us confidence that we could continue our expansion strategy 30+ Day Delinquency Rate Annualized Net Charge-Off Rate Source: Company filings. 29

Economic conditions changed rapidly and unexpectedly Interest rates and costs of living increased significantly Effective Federal Funds Rate1 WTI Crude Price2 Monthly CPI Inflation3 “Global economic activity is experiencing a broad-based and sharper-than-expected slowdown, with inflation higher than seen in several decades. The cost-of-living crisis, tightening financial conditions in most regions, Russia’s invasion of Ukraine, and the lingering COVID-19 pandemic all weigh heavily on the outlook.” – International Monetary Fund, World Economic Outlook: Countering the Cost-of-Living Crisis, October 2022 1. Source: Federal Reserve Bank of New York. 2. Source: FactSet. 3. Source: Bureau of Labor Statistics. 30

Deteriorating economic conditions pressured consumers Rising delinquency rates reflected the stress consumers were under Delinquency Rate on Consumer Loans - All Commercial Banks Consumer Credit Card 30+ Day Delinquency Rate - Large Banks “Delinquencies once again increased, with serious borrower delinquency (60+ days past due) increasing for the sixth consecutive quarter in Q4 2022 [to] the highest level seen since Q4 2011.” – TransUnion Credit Industry Insights Report, February 2023 Source: Federal Reserve Bank of St. Louis. 31

Our key credit metrics were negatively impacted Higher costs of living negatively impacted our members’ ability to make payments on their loans Oportun 30+ Day Delinquency Rate Oportun Annualized Net Charge-Off Rate Source: Company filings. 32

Our proxy peers all faced challenges during this time Our proxy peers - which consist of similarly sized consumer lending and other financial services companies - lost significant value in 2022 Total Stockholder Return During 2022 Source: Bloomberg. 33

Section Three When the economic environment changed, we took swift action to reposition the Company

The Board and management acted decisively to reposition the Company We announced significant cost savings and credit actions on our 2Q22 earnings call, almost two years before Findell’s designees joined the Board Findell’s Designees Not on the Board Findell’s Designees on the Board Aug. 8, 2022 Announced intention to reduce operating expense growth rate and significant additional credit tightening actions May 8, 2023 Announced a second reduction in force of approximately 19% of the Company’s corporate staff, and additional measures to reduce expenses on external contractors and vendors Nov. 6, 2023 Announced further cost reduction initiatives, including a third reduction in force Feb. 5, 2024 Announced the appointment of Carlos Minetti and Mohit Daswani to the Board Mar. 12, 2024 Announced plans to reduce operating expenses by $30 million, including headcount reductions May 22, 2024 Executed fourth reduction in force of approximately 12% of the Company’s corporate staff, as part of the previously announced $30 million expense reduction plan Oct. 29, 2024 Announced Senior Secured Term Loan Facility agreement with Castlelake and Neuberger Berman for debt refinancing 3Q22 4Q22 1Q23 2Q23 3Q23 4Q23 1Q24 2Q24 3Q24 4Q24 July 2022 Implemented credit tightening actions in response to rising delinquencies Feb. 9, 2023 Announced plan to streamline operations and reduce expenses, including through a 10% reduction in corporate staff Oct. 11, 2023 Announced a series of proactive governance enhancements, including adoption of a majority voting standard in uncontested director elections, elimination of the supermajority vote provision related to amendments to the Bylaws, and the submission for stockholder approval of a proposal to eliminate the supermajority vote provisions in the Company’s Charter Nov. 6, 2023 Announced a plan to streamline the Company’s product suite by exploring strategic options for the credit card portfolio and sunsetting our investing and retirement products Sep. 25, 2024 Announced a definitive agreement to sell our credit card portfolio, representing the completion of the strategic review that began in November 2023 35

We tightened our credit standards Improvement in net lifetime loss rates demonstrate that our credit tightening actions have been effective, with newer vintages outperforming their predecessors See Appendix for Key Definitions. 36

We streamlined our operations We exited capital-intensive and non-core businesses to support profitability Oportun’s Action Sold credit card portfolio Discontinued investing and retirement products Discontinued checking account product Date November 2024 November 2023 August 2023 Commentary The sale followed a comprehensive ten-month strategic review process initiated in November 2023, during which we engaged with more than 15 interested parties Value of consideration at 70% of the receivables represented the highest offer received Allowed us to focus on proven and profitable core products to drive sustainable growth Enabled significant operating expense reduction 37

We reduced our workforce and personnel expenses We implemented four reductions in force in 2023 and 2024 and have cut our personnel expenses nearly in half over the last two years Employees Annualized Personnel Expenses ($M) Source: Company filings. 38

We eliminated other costs throughout the organization We optimized our cost structure to reflect our more streamlined footprint Annualized Technology and Facilities Expenses ($M) Annualized Outsourcing and Professional Fees ($M) Annualized G&A and Other Expenses ($M) Source: Company filings. 39

Our cost reduction efforts were well underway by the time Findell’s designees joined the Board We had initiated all our expense reduction efforts, and announced or completed our actions to streamline the business, before April 2024 Annualized Operating Expenses ($M) Operating Expense Ratio1 Before Findell’s Designees Joined: $149M Reduction Since Findell’s Designees Joined: $66M Reduction Before Findell’s Designees Joined: 316 bps Reduction Since Findell’s Designees Joined: 220 bps Reduction Source: Company filings. Note: Annualized operating expense reduction total does not include expense reductions that occurred prior to 1Q23. 1. Operating expense ratio is calculated as operating expenses divided by average daily principal balance. 40

Our cost reduction efforts were well underway by the time Findell’s designees joined the Board (continued) The Board and management team’s proactive actions resulted in the most meaningful improvements to operating efficiency before Findell’s designees joined the Board Operating Expenses per Origination Before Findell’s Designees Joined Since Findell’s Designees Joined ~44% Reduction ~21% Reduction Source: Company filings. 41

We strengthened our balance sheet

Following a months-long process to review strategic alternatives, the Board voted unanimously to refinance our Senior Corporate Facility to improve operational and balance sheet flexibility and address expected non-compliance with the asset coverage ratio covenant in our prior facility

Transaction Overview

- Senior Corporate Facility fully refinanced with Castlelake and Neuberger Berman
- Both counterparties are experienced liquidity providers and long-term partners of Oportun
- Transaction enhanced flexibility and addressed expected non-compliance with ACR covenant in the previous facility
- Followed a months-long, comprehensive process to review strategic alternatives

Key Terms

- $235 million four-year senior secured term loan
- Interest rate of 15% p.a.
- Penny warrants equal to 9.8% of the fully-diluted shares outstanding of the Company, excluding out-of-the-money options, on a pro forma basis for the warrants[1]
- Minimum liquidity and Adjusted EBITDA leverage covenants

		Previous Facility	New Facility	Why Refinance?
Operational	Covenants	◔	●	• Prior facility's ACR covenant limited operational flexibility to enhance shareholder value and didn't reflect operational improvements in the business • New facility's Adj. EBITDA-based leverage covenant rewards accretive decisions and recognizes cash flow generation
	Maturity Extension	◔	●	• New facility extends maturity of Corporate Financing by ~2 years to 2028
Financial	Prepayment	◑	◕	• Committed to paying off at least $40 million and ability to prepay an additional $20 million[2] with no penalty, allowing for cost effective deleveraging
	Interest Rate	◔	◑	• Lower interest rate of 15% vs. previous rate of ~17%[3]

○ ←→ ●
Unfavorable Favorable

Oportun

1. As of September 30, 2024 equal to 4,860,706 warrants.
2. Ability to prepay an additional $10 million without penalty anytime and an incremental $10 million without penalty after first anniversary of closing.
3. Assumes 1M Term SOFR of 4.70% as of October 28, 2024.

42

Section Four We remain focused on executing our three strategic priorities

We remain focused on our three strategic priorities Improving credit outcomes Strengthening business economics Identifying high-quality originations Maintaining our conservative credit standards Leveraging data from the recent inflationary period to enhance our V12 credit model Better aligning loan amounts by risk levels based on recent performance Continuing to reduce expenses to improve profitability Optimizing our capital structure by prioritizing debt paydown and reducing leverage Completed $439M ABS transaction in June 2025, featuring first AAA class, 5.67% total yield Prioritizing the growth of secured personal loans by offering them in additional states Reinvesting in marketing Optimizing pre-screen programs to qualify high-quality new members Supporting our best existing members 44

We are leveraging our V12 credit model Our credit risk platform enables highly granular decision-making and provides a competitive advantage, with 100% centralized, automated underwriting with no overrides or exceptions Billions of data points analyzed using A.I. (machine learning) to develop credit and fraud models 1,000+ end nodes allow for precision in approve / decline and loan amount decisions 25+ alternative data sources and ongoing machine learning application for new data sets 3 independent frameworks permit very fine gradations of credit risk Added bank transaction data to improve underwriting, marketing and servicing Ability to adapt overnight to changing credit environment Alternative Data Score allows us to score 100% of customers, even no-hits and non-scorables includes bank transaction, rental, and cell phone payment data, amongst numerous types Income verification and ability-to-pay analysis determines approve and loan amount Custom built bureau score more accurate for thin-file customers 45

Our back book (i.e., higher-loss loans originated prior to our credit tightening in July 2022) is shrinking We expect our back book to further diminish to 1% of our portfolio by the end of 2025 Pre-July 2022 Back Book Credit Tightening Quarter-End Back Book Portfolio as a % of Owned Principal Balance Outstanding1 1Q25 Annualized Net Charge-Off Rate 11.5% Front Book 23.1% Back Book 14% of 1Q25 gross charge-offs See Appendix for Key Definitions of Front Book and Back Book. 1. Excludes credit cards. 46

We have an attractive unit economic model We demonstrated our ability to achieve our ROE target of 20-28% in 1Q25 1Q25 Metric Target Illustrative Unit Economics as a % of Owned Principal Balance Loan Yield Affordable credit for underserved populations Non-Interest Income Savings product and loan sale/servicing revenue Total Revenue Yield Cost of Funds Long-term normalized expectation in higher rate environment Net Interest Margin Net Charge Offs Target consistent with historical range, adjusted for 10-15% owned portfolio growth Risk Adjusted NIM Operating Expenses2 Corporate Level Profitability ROA1 Maintaining cost discipline, increased scale falls to the bottom line 7.6:1 Leverage 6:1 Leverage Fair Value Marks: 2%2 ROE2 Access to diversified sources of leverage ensures superior equity returns Note: Numbers may not foot or cross-foot due to rounding. 1. Corporate level ROA based on assumed tax rate of 27.0%. 2. 1Q25 adjusted metrics for comparison purposes, to exclude non-recurring items. 47

We are identifying high-quality originations We are prioritizing the growth of secured personal loans, which offer superior unit economics and help enhance credit quality 2024 Average Loan Size 2024 Average Loan Loss Rate Secured Loan Portfolio ($M) On average, secured loans are about twice as large as unsecured loans Losses from secured loans run approximately 500 bps lower than unsecured loans We have grown our secured loan portfolio in each of the last four quarters Source: Company filings. 48

Section Five Our actions have led to improved financial performance

We delivered improved results in 2024... Key financial and credit metrics improved as we continued to make progress on our repositioning of the business Key Financial Metrics Adjusted EBITDA ($M) Adjusted Earnings per Share Adjusted Return on Equity Key Operating and Credit Metrics Portfolio Yield 30+ Day Delinquency Rate Annualized Net Charge-Off Rate Source: Company filings. See Appendix for reconciliations. 50

... And continued to make progress in 1Q 2025 We built on our momentum from last year, delivering strong credit metrics and improved profitability Operating Expenses ($M) 30+ Day Delinquency Rate Adjusted EBITDA ($M) Adjusted Net Income ($M) Source: Company filings. See Appendix for reconciliations. 51

We’ve returned to growth in originations over the past two quarters Year-Over-Year Aggregate Originations Growth Source: Company filings. 52

We have strengthened business economics We delivered our second consecutive quarter of 20%+ Adjusted RoE Adjusted Return on Equity Source: Company filings. See Appendix for reconciliations. 53

We have reduced leverage Leverage has declined by more than a full turn since its peak in 3Q24, and we are continuing to use cash flow to pay down debt, including an additional $7.5 million principal payment in 2Q25 Debt-to-Equity Ratio Source: Company filings. 54

We are driving ongoing performance improvement Our guidance reflects continued momentum Annualized Net Charge-Off Rate Adjusted EBITDA ($M) Adjusted EPS Source: Company filings. See Appendix for reconciliations. 55

The market has recognized our progress…

Our recent total stockholder returns greatly exceed those of our peers and the broader market


Year-to-Date TSR
76%
4%
(16%)
(9%)
1%
(5%)
Oportun
OneMain Financial
Proxy Peers²
Nasdaq Composite Index
Russell Microcap Index


TSR Since Refinancing¹
163%
16%
0%
3%
4%
(3%)
Oportun
OneMain Financial
Proxy Peers²
Nasdaq Composite Index
Russell Microcap Index


1-Year TSR
132%
17%
5%
24%
11%
8%
Oportun
OneMain Financial
Proxy Peers²
Nasdaq Composite Index
Russell Microcap Index

Source: Bloomberg. Data as of June 13, 2025.
1. Since the announcement of the refinancing of our Senior Corporate Facility on October 29, 2024.
2. "Proxy Peers" include Atlanticus Holdings, Enova Int'l, Green Dot, LendingClub, LendingTree, MoneyLion, OppFi, PROG Holdings, Regional Management, SoFi Technologies, Upstart Holdings and World Acceptance Corp. Peer data refers to median.

Oportun 56

...as have industry analysts... Analysts have increased their price targets and revised their outlook on our stock Mean Analyst Target Price1 % Buy / Overweight Ratings1 1. Source: FactSet. Data as of June 13, 2025. 57

... Who have been supportive of our transformation and noted our momentum [W]e see OPRT as an investment in a self-help story ... [W]e are encouraged that trends have been pointing in the right direction, and we think Oportun management can achieve its long-term profitability goals by 2026.” March 5, 2025 We expect OPRT will make progress on its priorities while building off momentum from 2024, to drive GAAP profitability in 2025 and beyond.” April 2, 2025 The qtr continued the turnaround momentum with a clean beat... Credit metrics are encouraging as OPRT plans to focus on economics, high-quality originations and credit. Coupled with continued de-levering and improving cost structure, OPRT is well-positioned for navigating the uncertain environment.” May 8, 2025 We believe OPRT has positioned the company to return to profitability, and ultimately as revenues begin to grow again, on a path towards a 20%+ ROE and pre-2022 multiples.” June 11, 2025 58

Even Findell has acknowledged the Company’s positive momentum I think they’re gonna continue to report good results this year... [T]he credit’s turning and things are getting better operationally.” - Brian Finn, Chief Investment Officer, Findell Capital Management Interview with Divya Narendra, May 6, 2025 59

Section Six Our Board is best positioned to oversee our strategy

We have a skilled leadership team



Raul Vazquez
Chief Executive Officer and Director
Joined Oportun in 2012

- Global business, consumer retail and financial technology expertise
- Joined Oportun in 2012 and has helped transform the Company into a publicly traded financial services provider
- Former CEO of Walmart.com and EVP & President of Walmart West
- Director of Intuit and former director of Staples

Walmart Walmart.com intuit Staples



Paul Appleton
Interim CFO; Treasurer, Head of Capital Markets
Joined Oportun in 2022

- Extensive experience in consumer finance and small business banking
- Joined in 2022 as Treasurer, Head of Capital Markets
- Previously held senior corporate finance roles at global banks including MUFG, Morgan Stanley and JPMorgan

BNP PARIBAS MUFG MorganStanley



Ezra Garrett
Senior VP, Public Affairs and Impact
Joined Oportun in 2015

- Leads Oportun's government relations, community impact and sustainability initiatives
- Previously served as Chief Sustainability Officer at PG&E and on the community relations team at Target
- Board member of the American Fintech Council

PG&E Target



Ryan Helwig
Senior VP, Head of Member Operations
Joined Oportun in 2022

- Experienced sales and operations executive
- Previously held senior roles at PNC and Citi focused on sales, customer support and collections in consumer banking, cards and mortgages

PNC citi



Patrick Kirscht
Chief Credit Officer
Joined Oportun in 2008

- Has led Oportun's risk strategy for more than a decade
- Prior to Oportun, helped facilitate Metris Companies' IPO as head of planning and analysis; also served as Former SVP, Credit Risk Management of Major Partnerships for HSBC Card Services

HSBC metris



Kate Layton
Chief Legal Officer, Corporate Secretary
Joined Oportun in 2015

- Joined Oportun in 2015 as Senior Director, Corporate Counsel and oversees the Company's legal function
- Previously served as Corporate Counsel at ServiceNow and as an Associate at Simpson Thacher and McDermott Will & Emery

servicenow Simpson Thacher McDermott Will & Emery



Gonzalo Palacio
Chief Marketing Officer
Joined Oportun in 2018

- Extensive experience designing and scaling financial products
- Joined Oportun in 2018 as Senior VP, Product
- Previously served as CMO for a credit card startup
- Previously spent 15 years at Capital One, where he held multiple positions including head of consumer deposit products

FSCard Inc. Capital One



Gaurav Rana
Senior VP, General Manager, Lending
Joined Oportun in 2017

- Extensive experience in financial services and analytics
- Joined Oportun in 2017 as Head of Data and Analytics
- Previously led customer strategy and product analytics at Capital One's Credit Card and Consumer Banking businesses
- Previously served as Engagement Manager in the financial services practice at McKinsey & Co.

Capital One McKinsey & Company



Deepak Rao
Chief Technology Officer
Joined Oportun in 2023

- Accomplished technology executive and computer engineering expert
- Former VP of Engineering at SoFi and Partner Director of Engineering at Microsoft, where he served for nearly two decades
- Inventor on 16 patent applications

SoFi Microsoft

Oportun

61

We have actively and regularly refreshed the Board over the last several years DIRECTORS JOINING Ginny Lee September 2021 Roy Banks September 2021 Mohit Daswani February 2024 Scott Parker April 2024 Sandra Smith September 2021 Rick Welts September 2021 Carlos Minetti February 2024 Richard Tambor June 2024 8 JOINED 2021 2022 2023 2024 2025 David Strohm June 2023 Roy Banks June 2024 Scott Parker July 2025 7 left Aida Alvarez November 2022 Rick Welts June 2023 Carl Pascarella Neil Williams July 2025 November 2023 DIRECTORS LEAVING 62

We have continued to refresh the Board recently February 2024 Appointed Mohit Daswani and Carlos Minetti Following a thorough search process, the Board appointed two new directors to the Board in February 2024 Messrs. Daswani and Minetti strengthened the Board’s expertise in consumer finance and technology (and Findell has spoken highly of Mr. Minetti in particular)1 April 2024 Appointed Scott Parker and agreed to nominate Richard Tambor at the 2024 Annual Meeting In April 2024, we appointed Scott Parker to the Board and Richard Tambor as a Board Observer, to stand for election at the 2024 Annual Meeting Both candidates were recommended by Findell, and their appointments were pursuant to a cooperation agreement with Findell May 2025 Announced that Scott Parker and Neil Williams would not stand for reelection at the 2025 Annual Meeting Recognizing that the Board had an abundance of finance and accounting expertise, the Board determined not to renominate Messrs. Parker and Williams at the Annual Meeting, decreasing the size of the Board from 10 to 8 After the Annual Meeting, the Board intends to appoint a new Lead Independent Director 1. Findell has promoted Mr. Minetti as a candidate for a Board leadership role in letters to stockholders dated March 20, 2025 and May 5, 2025, and in an interview with Divya Narendra on May 6, 2025. 63

We are reducing the size of the Board, consistent with best practices and Findell's feedback

- Historically, the Board consisted of 8 directors or fewer, and it was only through the cooperation agreement with Findell and the appointment of Findell's designees that the Board expanded to 10
- Ahead of the Annual Meeting, the Board evaluated its composition as it was considering which candidates to nominate for election
- The Board considered its historical practice, as well as peer practices and the fact that a smaller Board may be more efficient, and determined to reduce the size of the Board
- Even Findell, in its public and private communications, was supportive of a smaller Board
- Because the Board cannot unilaterally shorten the term of any director, the most practical way for the Board to reduce its size was to not renominate certain directors whose terms expire at the Annual Meeting
- The Board determined that the finance and accounting expertise that Messrs. Parker and Williams possess is well-represented among the other directors, but that there would be a shortfall in credit risk expertise if the Board were to lose Mr. Minetti, and that it would be destabilizing to the Company – and send the wrong message to employees and other stakeholders – to lose Mr. Vazquez
- Accordingly, the Board determined not to renominate Messrs. Parker and Williams at the Annual Meeting



Board Size
10
~8
8
8
8
Current
Proxy Peers[1]
2019 - 2023 Average[2]
Findell Recommendation[3]
Pro Forma Post-Annual Meeting

> *"[W]e urged the Board to shrink from 10 directors to eight..."*
>
> — Findell Capital Management Letter to Stockholders, May 5, 2025

FactSet and Company filings. Data as of June 13, 2025.
1. "Proxy Peers" include Atlanticus Holdings, Enova Int'l, Green Dot, LendingClub, LendingTree, MoneyLion, OppFi, PROG Holdings, Regional Management, SoFi Technologies, Upstart Holdings and World Acceptance Corp. Peer data refers to average.
2. Represents the average Board size at the Company's 2019 initial public offering and immediately following the 2020, 2021, 2022 and 2023 Annual Meetings of Stockholders.
3. Based on Findell's recommended Board size, as disclosed in its letter to stockholders dated May 5, 2025.

Oportun

64

Our Board composition has changed significantly since we first began engaging with Findell

March 2023


Raul Vazquez


Jo Ann Barefoot


Roy Banks


Ginny Lee


Carl Pascarella


Louis Miramontes


Sandra Smith


David Strohm


Frederic Welts


Neil Williams

Pro Forma Post-2025 Annual Meeting


Raul Vazquez


Jo Ann Barefoot


Mohit Daswani


Ginny Lee


Carlos Minetti


Louis Miramontes


Sandra Smith


Richard Tambor

Oportun

65

As a result of these changes, our Board compares favorably to peers on key metrics



Board Size[1]
8
8
9
~8
Oportun (Pro Forma)[2]
OneMain
Regional Management
Proxy Peers[3]



Average Director Tenure[1]
5.5
5.6
8.2
8.7
Oportun (Pro Forma)[2]
OneMain
Regional Management
Proxy Peers[3]



Average Director Age[1]
60.5
63.8
65.2
61.1
Oportun (Pro Forma)[2]
OneMain
Regional Management
Proxy Peers[3]

Oportun

1. Source: FactSet. Data as of June 13, 2025.
2. Assumes each of the Company's nominees is reelected at the Annual Meeting.
3. "Proxy Peers" include Atlanticus Holdings, Enova Int'l, Green Dot, LendingClub, LendingTree, MoneyLion, OppFi, PROG Holdings, Regional Management, SoFi Technologies, Upstart Holdings and World Acceptance Corp. Peer data refers to average.

66

Our directors are highly experienced and engaged Nominees at 2025 Annual Meeting Raul Vazquez Chief Executive Officer Joined Board in 2012 Former President & CEO of Walmart.com and President of Walmart West Serves on the board of Intuit (NASDAQ: INTU); previously served on the board of Staples (previously NASDAQ: SPLS) Member of CFPB Consumer Advisory Board Jo Ann Barefoot Independent Director Joined Board in 2016 CEO of Alliance for Innovative Regulation CEO of Barefoot Innovation Group Co-founder of Hummingbird RegTech Former Managing Director of KPMG, Co-Chairman of Treliant Risk Advisors and Deputy Comptroller of the Currency Mohit Daswani Independent Director Joined Board in 2024 CFO of SimplePractice Former Head of Finance & Strategy at Square and CFO of Payments, Platform and Risk at PayPal Previously a private equity professional at JMI Equity, FTV Capital and JPMorgan Ginny Lee Independent Director Joined Board in 2021 Former President & COO of Khan Academy Spent more than 17 years at Intuit in multiple senior executive operational and technical roles, including Chief Information Officer Carlos Minetti Independent Director Joined Board in 2024 CEO of Merchant Acquiring Limited Purpose Bank at Stripe Former EVP, Consumer Banking at Discover Previously held senior risk management and operations roles at American Express Louis Miramontes Independent Director Joined Board in 2014 Former Managing Partner of KPMG (San Francisco and Latin American region) Serves on the board of Lithia Motors (NYSE: LAD); previously served on the board of Rite Aid (previously NYSE: RAD) Sandra Smith Independent Director Joined Board in 2021 Former CFO of Segment.io Former VP, Finance of Twilio Previously held various senior financial roles at Akamai Technologies Richard Tambor Independent Director Joined Board in 2024 Former Chief Risk Officer of OneMain Holdings for nearly nine years Former Chief Risk Officer of Retail Financial Services at JPMorgan Chase & Co. and Managing Director at Novantas LLC Former Chief Risk Officer of Small Business Services at American Express 67

Our directors have the right skills to oversee our strategy C-suite experience 7 directors LMI customer experience 5 directors Audit committee experience / financial expert 5 directors Consumer financial services 5 directors Capital markets / CFO / accounting 3 directors Other public company board service 2 directors Regulatory / government experience 3 directors Credit risk / lending 3 directors Technology, A.I., Cybersecurity 3 directors Note: Totals are pro forma post-2025 Annual Meeting, assuming each of the Company’s nominees is elected. 68

We have taken action to improve our governance profile The Board has implemented and proposed several changes to our governing documents to enhance stockholder rights and promote accountability At IPO in September 2019 After 2025 Annual Meeting1 Declassified Board Majority vote standard for uncontested director elections Directors can be removed without cause Simple majority to amend the Bylaws Simple majority to amend the charter 1. Note: Assumes stockholders approve the applicable proposals at the Annual Meeting. 69

Section Seven Findell’s proxy contest is misguided and is grounded in false claims and comparisons

We have engaged constructively with Findell Members of our Board and leadership team have engaged constructively with Findell for more than two years Throughout this period, we have made every effort to maintain a respectful and productive dialogue, despite Findell’s repeated use of unprofessional rhetoric, including unwarranted threats and personal attacks against our executives and directors We have made several changes to our Board, governance practices, operations and strategy that directly reflect and are consistent with Findell’s feedback, as well as feedback from other stockholders, and address most of Findell’s demands We have carefully and objectively evaluated Findell’s remaining ideas and determined them not to be in the best interests of the Company or its stockholders We have made numerous good-faith attempts to resolve this proxy contest, including making several constructive proposals that would have achieved Findell’s stated goal of Board refreshment However, Findell has continued to shift its demands and, until its most recent proposal, has not even advocated for Mr. Wilcox to be added to the Board during settlement discussions Findell is seeking to replace our CEO with a candidate who is materially less qualified and whose election, in our view, would risk destabilizing the Company at a critical time 71

Findell has resorted to threats against our directors rather than engaging constructively Win or lose, we doubt that any of the legacy board members would ever be asked to serve on a public board following the various press releases and presentations that would be put forth in a proxy contest.” Letter to the Board February 21, 2025 [W]e are preparing for a proxy campaign that will be unnecessarily disruptive for the company and certainly painful for Raul and Neil and also for the legacy board members (Sandra, Jo, Louis and Ginny).” Letter to the Board April 2, 2025 72

And has vowed to continue its disruptive campaign indefinitely [I]f the Board wins, our goal would then be to make it untenable for Raul to serve as CEO and for any of the legacy board members to serve on this Board or any other Board” This proxy contest will not end when the voting ends and it will just morph into new forms Board members will face months and years of public press releases and articles and potential depositions” —Brian Finn, Chief Investment Officer, Findell Capital Management Letter to the Board, May 21, 2025 73

Yet, Findell has been selling stock While it has been publicly promoting Oportun’s potential and a $30 price target, Findell has simultaneously been selling tens of thousands of shares at prices between $4 and $6 per share This should be a $30 stock. This should be way higher So that’s what we’re pushing for. And that’s why we’re excited about the opportunity here.” —Brian Finn, Chief Investment Officer Findell Capital Management Interview with Divya Narendra, May 6, 2025 Cumulative Net Shares Sold by Findell Capital1 Since April 1, 2025 Source: FactSet and Findell Capital Management Definitive Proxy Statement, filed with the SEC on May 29, 2025. 1. Note: Includes transactions by Findell Capital Partners, LP and Findell Capital Management, LLC. 74

Our transformation has included initiatives that align with Findell’s perspectives Findell’s Recommendation Reduce expenses Divest or exit non-core businesses and focus on the core lending business Use cash flow to reduce leverage Oportun’s Action Executed four reductions in force to reduce headcount by approximately 25% vs. 2022 Eliminated approximately $240 million in annualized operating expenses, reducing expenses below the target that Findell advocated Sold the credit card portfolio to Continental Finance in 2024 Discontinued investing and retirement products Paid down approximately $100 million of debt in 2024 and $29 million the first quarter of 2025 Reduced leverage from a peak of 8.7x in Q3 2024 to 7.6x in Q1 2025 Addresses Findell’s Concern? 75

Our transformation has included initiatives that align with Findell’s perspectives (continued) Findell’s Recommendation Enhance corporate governance Reduce Board size Refresh the Board Refresh Board and Committee Leadership Oportun’s Action Submitted for stockholder approval proposals to declassify the Board and adopt a majority voting standard to approve Charter amendments Announced an intention to reduce the size of the Board from ten to eight after the Annual Meeting Appointed four new directors in 2024, including two recommended by Findell Two longer-serving directors stepped down at the 2023 Annual Meeting, one retired in November 2023 and one stepped down at the 2024 Annual Meeting Announced the intention of two directors, including one longer-serving director, not to stand for reelection at the 2025 Annual Meeting Announced the intention to name a new Lead Independent Director after the Annual Meeting, following the departure of Neil Williams; the Board also intends to appoint a new Chair of the Credit Risk and Finance Committee at that time Addresses Findell’s Concern? 76

Findell's remaining ideas are not in best interests of the Company

Findell's Recommendation	Oportun's Response
Increase interest rates for members	• Findell ignores the potential consequences and complexity of raising our 36% APR cap, which is the benchmark for responsible lending adopted by several industry peers, including OneMain Financial • Increasing APRs above 36% poses material risks to our bank partnership model and could significantly limit our access to available financing structures, including access to the capital markets • We have demonstrated that we can enhance portfolio yield without raising our cap; we have increased the weighted average APR on secured loans by ~320 bps and unsecured loans by ~230 bps since FY22 • Historically, having lower rates has helped distinguish us in a competitive space and made our offerings more attractive to potential customers
Remove the Company's CEO from the Board	• Would jeopardize the continuity, leadership and business insight we need to continue the significant progress we've made • Would send a disruptive message to employees and other stakeholders • Would remove valuable skills, experience and institutional knowledge from the Board • Would be highly unusual; all of Oportun's proxy peers, and approximately 97% of Russell 3000 boards, include the company's CEO[1]

Oportun

1. Source: Bloomberg.

77

We have concerns about Findell's nominee

Warren Wilcox's Purported Experience	Oportun's Concern
Served as a Senior Executive at Onboard Partners LLC from January 2020 to April 2023[2]	• Mr. Wilcox seemingly overstated his tenure at Onboard Partners by two years; he left the company in April 2021[1]
Served on the board of InfoArmor from 2004 to 2018[1]	• InfoArmor was not founded until 2007, three years after Mr. Wilcox claims he joined InfoArmor's board[4]
Served as a member of the board of directors of Encore Capital Group from May 2004 to 2013[1]	• Mr. Wilcox seemingly overstated his tenure at Encore Capital Group by three years; according to Encore's proxy materials, Mr. Wilcox served on the board from 2007 to 2013[5] • As a director of Encore, Mr. Wilcox was named in a shareholder lawsuit alleging the company conducted unlawful debt collection practices, including submitting fraudulent proof and delaying lawsuits to secure default judgments[6]; Mr. Wilcox was a member of Encore's Audit Committee – which was responsible for overseeing Encore's legal compliance and ethical behavior[7] – when these problems arose • Shortly after Mr. Wilcox stepped down from Encore's board of directors, the company paid $42 million to resolve a probe by the Consumer Financial Protection Bureau into deceptive debt collection practices[8]
Served as "Managing Director and CMO" at HSBC from 1986 to 1997[3]	• Mr. Wilcox was never employed by HSBC but rather by a smaller company, Household International, which was sold to HSBC years after Mr. Wilcox left[9] • At Household, Mr. Wilcox's last title was "Executive Director, Planning and Marketing"[10]

1. Source: Findell Capital Management Definitive Proxy Statement, filed with the SEC on May 29, 2025.
2. Source: Findell Capital Management Nomination Notice, March 26, 2025.
3. Source: Warren Wilcox LinkedIn profile.
4. Source: InfoArmor Press Release, "InfoArmor Names John Schreiber as CEO, Announces Growth Equity Investment From Summit Partners," January 31, 2017.
5. Source: Encore Capital Group Definitive Proxy Statement, filed with the SEC on April 26, 2013.
6. See *International Brotherhood of Electrical Workers Local 98 Pension Fund v. Black, et al.*, case no. 20110097795 (Superior Court of California for San Diego County, filed on September 13, 2011).
7. Source: Encore Capital Group Definitive Proxy Statements for the 2007, 2008, 2009, 2010, 2011, 2012 and 2013 Annual Meetings.
8. Source: CFPB Press Release, "CFPB Takes Action Against the Two Largest Debt Buyers for Using Deceptive Tactics to Collect Bad Debts," September 9, 2015.
9. Source: Kenneth N. Gilpin, "HSBC of Britain to Buy Household in a $14.2 Billion Deal," *The New York Times*, November 14, 2002.
10. Source: Encore Capital Group Press Release, "Encore Capital Group, Inc. Adds Two Independent Directors to its Board and Announces Cost Savings Initiatives," September 17, 2007.

Oportun

78

The election of Findell’s nominee would displace critical expertise and send the wrong message to key stakeholders Public company CEO experience Regulatory / government experience Technology / AI / cybersecurity experience LMI customer experience Consumer lending experience Public company board experience Warren Wilcox None; has never served in a C-suite role of any kind at a public company None None; though Findell touts Mr. Wilcox’s roles at “fintech start-ups,” Mr. Wilcox’s expertise is in marketing, rather than product development or technology Limited; the majority of his roles appear to have been focused on middle-market and prime or near-prime consumers Has served in a variety of consumer lending roles (albeit mostly in marketing roles at credit card companies) Served on the board of Encore Capital Group, which was accused of illegal debt collection practices during his tenure Raul Vazquez Has served as CEO of Oportun since 2014; the Company went public in 2019 Leads Oportun’s engagement with regulators and other government institutions; served on the CFPB’s Consumer Advisory Board and as Chair of the Federal Reserve Board’s Community Advisory Council Has overseen the development and extension of Oportun’s AI-enabled digital platform; previously helped lead Walmart’s transition from physical to digital retail as CEO of Walmart.com Has helped more than 1.3 million low- and middle- income customers begin establishing a credit history and build a financial future 13+ years of consumer lending experience as Oportun’s CEO; during his tenure, Oportun has originated more than 7.6 million loans and disbursed more than $20.3 billion In addition to serving on the Board of Oportun, has served on the boards of Intuit (2016 to present) and Staples (2013 to 2016) 79

Findell’s comparisons to OneMain are misguided OneMain has significantly greater scale than Oportun and offers a wider range of products and services 2024 Revenue ($B) 2024 Total Loans Receivable ($B) Source: Company filings. 80

Regional Management is a more appropriate comparator Regional Management and Oportun have similar scale and have a similar product set 2024 Revenue ($B) 2024 Total Loans Receivable ($B) Source: Company filings. 81

Oportun compares favorably to Regional Management on key metrics Oportun had a lower operating expense ratio and superior credit metrics in 1Q25 Operating Expense Ratio 30+ Day Delinquency Rate Annualized Net Charge Off Rate Source: Company filings. 82

Findell’s claims are misleading Findell’s Misleading Claim1 “The legacy directors… have no lending experience…” Oportun’s Response Each of our longer-serving directors has valuable expertise in areas that are crucial to Oportun’s business, such as regulatory compliance, preparation and auditing of GAAP financials, technology and marketing Jo Ann Barefoot served as Deputy Comptroller of the Currency and was on the Consumer Advisory Board of one of Oportun’s regulators, the CFPB, and has led regulatory technology and advisory companies Ginny Lee was one of 12 SVPs reporting into the CEO of Intuit, one of the world’s largest fintech companies, and also served as the company’s Chief Information Officer and in various general management and business unit leadership capacities As a former senior partner at KPMG, Louis Miramontes advised hundreds of large public and private companies and their boards on audit, compliance and regulatory matters, in the U.S. and Latin America Sandy Smith built and scaled financial operations at leading tech companies, including Twilio and Akamai Technologies, where she also led the investor relations program Following the reduction in Board size at the Annual Meeting, more than half of our directors will have direct lending or other consumer financial services experience Raul Vazquez has 13+ years in consumer lending experience as Oportun’s CEO and has led growth in the loan portfolio from $100 million to approximately $3 billion today Carlos Minetti has more than 35 years of experience in consumer lending and credit risk, including as President, Consumer Banking at Discover Financial Services Jo Ann Barefoot has over 35 years of experience focused on the regulatory challenges facing consumer financial institutions Mohit Daswani previously served in senior finance, corporate development and strategy roles at leading consumer financial technology companies Square (n/k/a Block) and PayPal Richard Tambor has spent his entire career in consumer financial services, most recently at OneMain, where he served as Chief Risk Officer for nearly nine years 1. Source: Findell Capital Management Letter to Stockholders, filed with the SEC on June 3, 2025. 83

Findell’s claims are misleading (continued) Findell’s Misleading Claim1 “Among the legacy Board members, there are many overlapping personal and professional relationships with each other and with CEO [Raul] Vazquez... For example, Mr. Vazquez is a board member of Intuit and oversaw [Neil] Williams and [Ginny] Lee in that capacity.” “Findell began pushing for drastic cost cuts in Q1 2023… But it was not until Messrs. Parker and Tambor were appointed to the Board that unit costs did come down…” Oportun’s Response The tenures of Mr. Vazquez and Ms. Lee did not overlap at all at Intuit Ms. Lee did not report to Mr. Williams at Intuit Ms. Lee was appointed to the Board in 2021 following an extensive search process which, as noted in the press release announcing her appointment, was the first time Mr. Vazquez met Ms. Lee2 The tenures of Messrs. Vazquez and Williams overlapped at Intuit for less than two years Findell has not cited any additional personal or professional relationships between our directors beyond the two identified in its letter – and there are none This is untrue We announced our intention to reduce our operating expense growth rate and tighten credit in August 2022 – approximately eight months before Findell sent its first communication to the Company (an open letter to the Board) After economic conditions deteriorated, we enhanced our expense control efforts in February 2023, announcing significant cost reductions We executed additional reductions in force in May and November 2023 and May 2024, and we have also been executing initiatives to reduce non-personnel related operating expenses All of our $240 million in operating expense reductions were initiated and in progress – and the overwhelming majority of those expense reductions were realized – before Messrs. Parker and Tambor joined the Board 1. Source: Findell Capital Management Letter to Stockholders, filed with the SEC on June 3, 2025. 2. Source: Oportun Financial Press Release, July 12, 2021 (“’Ginny and Sandy bring a wealth of experience to our boardroom, and I have enjoyed getting to know them throughout the recruitment process,’ said Raul Vazquez, CEO of Oportun.”) 84

Findell’s claims are misleading (continued) Findell’s Misleading Claim1 Oportun’s Response “When our cooperation agreement expired, we asked the Board to bolster its oversight by including members who had lending experience in leadership positions. However, the six legacy Board members... [rejected] our efforts to reach a negotiated solution...” The Board has not yet determined who the next Lead Independent Director and Chair of the Credit Risk and Committee will be after Mr. Williams steps down at the Annual Meeting; the Board will consider all directors interested in the role, including those Findell has recommended for the position The Board did not accept Findell’s proposal because it does not believe it is appropriate for a single stockholder to dictate the identity of the Lead Independent Director or committee chairs; while the Board will consider the views of all stockholders, in our view, the Board is best positioned to determine which director is suited to fill these roles Furthermore, the Board believes it is appropriate to wait until after the Annual Meeting - once the composition of the Board is settled - to make decisions regarding Board and committee leadership; that will ensure all directors - whoever they may be - have the opportunity to be considered for these roles and to select the Board’s leaders “[T]he main goal of the legacy directors is... preventing industry experience and independence from having a real voice in the boardroom.” The Board is not opposed to appointing directors with industry (i.e., consumer lending) experience In fact, we delivered to Findell two settlement proposals that contemplated the appointment of a new, independent director with consumer lending and/or financial institutions experience, with Findell having the opportunity to provide input into their selection; Findell rejected both proposals Following the reduction in Board size at the Annual Meeting, half our directors will have lending experience, with the other four directors will bring critical expertise in other areas relevant to our business, such as regulatory compliance, preparation and auditing of GAAP financials, technology and marketing 1. Source: Findell Capital Management Letter to Stockholders, filed with the SEC on June 3, 2025. 85

Findell’s claims are misleading (continued) Findell’s Misleading Claim1 Oportun’s Response “Oportun bought an unprofitable digital bank for $211M that was quickly written off” The Digit platform we acquired generated positive cash flow in 2023 and 2024 and continues to generate positive cash flow in 2025 Our Oportun App, which houses both our lending and savings products, was built on the Digit platform, and was rated the #1 app in its category by Bankrate in January 2025 and recognized by Forbes in October 2024 as an outstanding personal finance app As it relates to the write-down, our 3Q22 GAAP results were impacted by a technical accounting requirement. Because our market capitalization was below our tangible book value, we were required by GAAP to write off $108 million of goodwill. The write-down was in no way a reflection on Digit’s financial performance or its value to Oportun The Company performed extensive due diligence in connection with its acquisition of Digit, and was supported by top external advisors, including J.P. Morgan, Wilson Sonsini Goodrich & Rosati and Deloitte The acquisition was widely supported by research analysts, one of whom noted that Oportun acquired Digit at discount to other neobanks based on recent private financing rounds and public comparables “In 2020 ProPublica published an article on how [Oportun] sued thousands of low-income Latinos during the pandemic” The CFPB reviewed the Company’s legal collection practices, along with its hardship program during the COVID-19 pandemic, and completed its investigation without recommending any changes to the Company’s collection practices In July 2020, in light of the pandemic, we dismissed all pending legal collection cases, suspended all new legal collection filings, and committed to reduce our future filings by more than 60% from then-current levels 1. Source: Findell Capital Management Investor Presentation, filed with the SEC on June 16, 2025. 86

Findell’s claims are misleading (continued) Findell’s Misleading Claim1 Oportun’s Response “Legacy Board members... have refused to step down” Since the Company first began engaging with Findell approximately two years ago, four directors have stepped down from the Board An additional two directors will not stand for reelection at the 2025 Annual Meeting and will step down from the Board at that time “[Oportun’s]... financing rounds... have [been] carefully disguised... Oportun buried any information about the dilution deep within their proxy statement, making it difficult for investors to find and follow” Oportun disclosed the March 2023 upsize of its secured term loan in multiple SEC filings and other public documents, including a Press Release and Current Report on Form 8-K filing on March 13, 2023, a Quarterly Report on Form 10-Q filed on May 10, 2023, and in subsequent Proxy Statements and Annual Reports on Form 10-K In addition, on October 29, 2024, the Company announced the refinancing of its secured term loan via a Form 8-K, Press Release and investor presentation posted on the Company’s investor relations website and filed with the SEC 1. Source: Findell Capital Management Investor Presentation, filed with the SEC on June 16, 2025. 87

Section Eight Conclusion

Oportun stockholders should support the Board’s nominees, Raul Vazquez and Carlos Minetti Our Board and management team have repositioned the business The economic environment changed rapidly and unexpectedly in 2022, with rising costs impacting our members’ ability to repay their loans Oportun was not immune to these challenges; our credit metrics deteriorated, and the weakening macroeconomic environment put significant pressure on our business The Board and management determined that our growth-focused strategy was no longer prudent and took swift and decisive action to reposition the Company by reducing expenses, streamlining the business and tightening our credit standards Our strategy is delivering results, and the market is recognizing our progress Since we took these actions, our team has been executing well and we have been delivering on our commitments We have reduced expenses, improved credit metrics, increased profitability and paid down debt We expect to continue our momentum and deliver strong performance in 2025 The market has begun to recognize our progress; over recent time periods, we have significantly outperformed our peers, and analysts have been supportive of our strategy and direction Findell’s campaign is unnecessary and risks destabilizing the Company We have implemented actions that are consistent with many of Findell’s recommendations; in our view, its few remaining ideas are not in the best interests of the Company and its stakeholders We have sought to resolve Findell’s proxy contest, but Findell has shifted its demands and refused to compromise Findell’s nominee does not possess any experience that is not already represented on the Board, and his election would remove our CEO from the Board, sending a disruptive message to employees and other stakeholders and potentially destabilizing the Company 89

Stockholders should vote the GREEN proxy card FOR Oportun’s nominees We strongly urge stockholders to vote the GREEN proxy card “FOR” each of our highly qualified and experienced nominees to support the continued execution of our strategy that is delivering results Nominees RECOMMENDED by the Board of Directors 1a. Carlos Minetti FOR WITHHOLD 1b. Raul Vazquez Nominees OPPOSED by the Board of Directors FOR WITHHOLD 1c. Warren Wilcox For more information or assistance with voting your shares, please contact our proxy solicitor: Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Banks and Brokerage Firms, Please Call: (212) 750-5833 Stockholders and All Others Call Toll-Free: (877) 800-5195 90

Appendix Overview of settlement proposals

Findell has rejected our reasonable attempts to resolve its proxy contest Findell has refused to accept reasonable resolutions that would have accomplished its aim of Board refreshment Findell’s Initial Proposal Oportun Initial Proposal Findell’s Second Proposal Oportun Board Evolution Update New directors joining 0 0 0 Incumbent directors retiring 1 (Neil Williams) 0 1 (Neil Williams) Lead Independent Director Board to appoint a Findell-approved director1 as Lead Independent Director Board to appoint a new Lead Independent Director Board to appoint a Findell-approved director as Lead Independent Director Other items Findell-approved directors to fill key committee leadership roles Board would submit a proposal to declassify the Board at the Annual Meeting Findell-approved directors to fill key committee leadership roles After benchmarking against industry peers and corporate governance best practices, and considering the perspectives of our stockholders, the Board determined to reduce its size from 10 to 8 directors, with Neil Williams one of the directors not standing for reelection at the Annual Meeting During initial settlement discussions, Findell was focused on removing Neil Williams from the Board Oportun’s Board Evolution Update addressed Findell’s principal demand that Mr. Williams be removed from the Board Refers to Carlos Minetti, Scott Parker and Richard Tambor, each of whom Findell referenced in a letter to the Board and stockholders dated March 20, 2025 as a suitable candidate for the Lead Independent Director role. 92

Findell has rejected our reasonable attempts to resolve its proxy contest (continued) When the Company announced that Mr. Williams would not be renominated at the Annual Meeting, Findell shifted its demands Oportun Second Proposal Findell’s Third Proposal Oportun Third Proposal Findell’s Fourth Proposal Findell’s Fifth Proposal New directors joining 1 (with Findell’s input) 0 1 (with Findell’s input) 0 1 (if not renominating Scott Parker) Incumbent directors retiring 0 2 1 1 1 Lead Independent Director — — — — Board to appoint a Findell-approved director as Lead Independent Director Other items Board would submit proposals to declassify the Board and approve Charter amendments with a simple majority vote at the Annual Meeting Renominate Scott Parker — Renominate Scott Parker Renominate Scott Parker (if not appointing Warren Wilcox) In subsequent discussions, Findell has refused to consider any settlement alternatives that did not involve renominating Scott Parker It was not until its most recent settlement proposal (on June 12) that Findell proposed that its nominee, Warren Wilcox, be appointed to the Board 93

Appendix Director biographies

Director biographies Jo Ann Barefoot Director Since 2016 Age 75 Committees Credit Risk & Finance; Nominating, Governance & Social Responsibility Ms. Barefoot is CEO and Founder of the nonprofit organization AIR - the Alliance for Innovative Regulation, Co-founder of Hummingbird RegTech, CEO of Barefoot Innovation Group and host of the podcast show Barefoot Innovation. Ms. Barefoot was a Senior Fellow at the John F. Kennedy School of Government’s Mossovar-Rahmani Center for Business and Government at Harvard University from 2015 to 2017. She serves on the Milken Institute FinTech Advisory Committee and previously served on the Consumer Advisory Board of the Consumer Financial Protection Bureau. She previously served as Deputy Comptroller of the Currency, on the staff of the U.S. Senate Committee on Banking, Housing and Urban Affairs, as Co-Chair of the consulting firm Treliant Risk Advisors, as a Partner and Managing Director at KPMG Consulting and as Director of Mortgage Finance for the National Association of Realtors. Ms. Barefoot’s deep understanding of consumer finance and experience in government and community service provide her with a uniquely diverse perspective that benefits the Board. Ms. Barefoot received a B.A. in English from the University of Michigan. Mohit Daswani Director Since 2024 Age 50 Committees Audit & Risk; Compensation & Leadership Mr. Daswani currently serves as the Chief Financial Officer of SimplePractice, a web-based electronic health record solution. Prior to joining SimplePractice in 2024, Mr. Daswani served as Chief Financial Officer of ThoughtSpot, Inc., an AI-enabled business analytics company. Prior to that, Mr. Daswani was the Head of Finance & Strategy at Square, Inc. He previously held leadership roles in Corporate Development and Finance at PayPal, Inc. and was a private equity investor in the financial services, healthcare, and IT industries as a Principal at JMI Equity, a Principal at FTV Capital, and previously as a long-tenured private equity professional at J.P. Morgan. Mr. Daswani is also an advisory Board Member of Centana Growth Partners since 2018. Mr. Daswani is qualified to serve as a member of the Board because of his extensive experience in the financial and technology sectors, as well as his leadership experience in the areas of investing, finance and accounting. Mr. Daswani holds a Bachelor’s degree in Economics from Columbia University and an M.B.A. from the Harvard Business School. 95

Director biographies (continued) Ginny Lee Director Since 2021 Age 58 Committees Compensation & Leadership; Nominating, Governance & Social Responsibility From December 2016 to June 2021, Ms. Lee served as the President and Chief Operating Officer of Khan Academy, a non-profit online education technology organization. Prior to Khan Academy, Ms. Lee spent more than 17 years at Intuit where she held multiple senior operational and technical roles, including Senior Vice President and General Manager of Intuit’s Employee Management Solutions Division, as well as Chief Information Officer. She currently serves as an advisor and director for several private companies. Ms. Lee’s strong background of business, technology leadership roles and experience bringing products to market enable her to make valuable contributions to the Board. Ms. Lee received dual baccalaureate degrees in Business Economics and Organizational Behavior and Management from Brown University and a M.B.A. from the Stanford Graduate School of Business. Carlos Minetti Director Since 2024 Age 63 Committees Credit Risk & Finance; Nominating, Governance & Social Responsibility Mr. Minetti currently serves as CEO of the Merchant Acquiring Limited Purpose Bank at Stripe Inc. (“Stripe”), a role he has held since October 2024. Previously, he served as the Executive Vice President, President - Consumer Banking for Discover Financial Services (“Discover”), a role he held from February 2014 to September 2023. Previously, he served as Executive Vice President, President - Consumer Banking and Operations (2010 to 2014), Executive Vice President, Cardmember Services and Consumer Banking (2007 to 2010) and Executive Vice President for Cardmember Services and Chief Risk Officer (2001 to 2007) for Discover. Prior to joining Discover, Mr. Minetti worked in card operations and risk management for American Express Company (“American Express”) from 1987 to 2000, where he last served as Senior Vice President. Mr. Minetti currently serves as a member of the board of directors of Trustmark Mutual Holding Company, the Better Business Bureau of Chicago and Northern Illinois, and the Ann & Robert H. Lurie Children’s Hospital of Chicago Foundation. He was a member of the board of directors of Discover Bank from 2001 to 2023. Mr. Minetti holds a Bachelor’s degree in Industrial Engineering from Texas A&M University and an M.B.A. from the Booth School of Business at The University of Chicago. 96

Director biographies (continued) Louis Miramontes Director Since 2014 Age 70 Committees Audit & Risk; Compensation & Leadership Mr. Miramontes is an experienced financial executive and qualified audit committee financial expert. He was a senior partner at KPMG LLP, a public accounting firm, from 1976 to September 2014, where he served in leadership functions, including Managing Partner of the KPMG San Francisco office and Senior Partner KPMG’s Latin American Region. Mr. Miramontes was also an audit partner directly involved with providing audit services to public and private companies, which included serving with client boards of directors and audit committees regarding financial reporting, auditing matters, SEC compliance and Sarbanes-Oxley regulations. Mr. Miramontes currently serves on the board of directors of Lithia Motors, Inc. and a private company, and previously served on the board of directors of Rite Aid Corporation. Mr. Miramontes is qualified to serve on the Board due to his professional experience and deep audit and financial reporting expertise. Mr. Miramontes received a B.S. in Business Administration from California State University, East Bay, and he is a Certified Public Accountant in the State of California. Sandra Smith Director Since 2021 Age 54 Committees Audit & Risk; Credit Risk & Finance From 2018 to April 2021, Ms. Smith served as the Chief Financial Officer of Segment.io (“Segment”), which was acquired by Twilio Inc (“Twilio”). Before joining Segment, Ms. Smith served as the Vice President, Finance at Twilio, from 2013 to 2018, and in various roles at Akamai Technologies, Inc. from 2003 to 2013. Ms. Smith currently serves as a director at several private companies. Ms. Smith is qualified to serve on the Board due to her broad operational experience at high-tech companies and significant leadership experience in the areas of finance, accounting, and audit oversight. Ms. Smith holds a B.F.A. from the University of Michigan, an M.B.A. from Boston College Carroll Graduate School of Management and a J.D. from Boston College Law School. 97

Director biographies (continued) Richard Tambor Director Since 2024 Age 63 Committees Credit Risk & Finance; Nominating, Governance & Social Responsibility Mr. Tambor previously served as the Executive Vice President and Chief Risk Officer at OneMain Holdings, Inc. (“OneMain”), from May 2014 to December 2022. Prior to OneMain, Mr. Tambor served as the Senior Vice President of Risk Management from 2011 to 2013, and as the Senior Vice President and Chief Risk Officer of Retail Financial Services from 2009 to 2011 at JPMorgan Chase & Co. Prior to joining JPMorgan, Mr. Tambor served as the Managing Director at Novantas LLC, from 2008 to 2009. Prior, Mr. Tambor served at the parent organization of American Express from 1987 to 2005, where he held several senior management positions, including President and General Manager. Mr. Tambor previously served on the boards of several non-profit organizations, including Habitat for Humanity of Newark, New Jersey, the Cora Hartshorn Arboretum and Bird Sanctuary, and Count Me In for Women’s Economic Independence. Mr. Tambor’s extensive experience and leadership in the consumer finance industry and risk management experience enable him to make valuable contributions to the Board. Mr. Tambor received a B.A. in Economics from The Hebrew University of Jerusalem, and an M.A. in Economics from New York University. Raul Vazquez Director Since 2012 Age 53 Committees None Mr. Vazquez has served as our Chief Executive Officer and as a member of our Board since April 2012. Prior to joining Oportun, Mr. Vazquez served in various positions since 2002 at Walmart.com and Walmart Inc., including three years as Chief Executive Officer of Walmart.com. Mr. Vazquez has served as a member of the board of directors of Intuit Inc. since May 2016 and previously served as a director of Staples, Inc. from 2013 to 2016. In addition, Mr. Vazquez has served as a member of the Consumer Advisory Board of the CFPB and the Community Advisory Council of the Federal Reserve Board, where he also served as Chair. Mr. Vazquez received a B.S. and M.S. in Industrial Engineering from Stanford University and an M.B.A. from the Wharton Business School at the University of Pennsylvania. 98

Appendix Key definitions and non-GAAP reconciliations

Key definitions 30+ Day Delinquency Rate is the unpaid principal balance for our owned loans and credit cards receivable that are 30 or more calendar days contractually past due as of the end of the period divided by Owned Principal Balance as of such date Adjusted EBITDA is a non-GAAP financial measure calculated as net income (loss), adjusted to eliminate the effect of the following items: income tax expense (benefit), stock-based compensation expense, depreciation and amortization, interest expense from corporate financing, certain non-recurring charges, and fair value mark-to-market adjustment Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenue Adjusted Earnings Per Share (EPS) is a non-GAAP financial measure calculated by dividing Adjusted Net Income by diluted adjusted weighted-average common shares outstanding Adjusted Net Income is a non-GAAP financial measure calculated by adjusting our net income (loss) for the impact of our election of the fair value option, and further adjusted to exclude income tax expense (benefit), stock-based compensation expense, fair value mark-to-market adjustment on asset-backed notes, and certain non-recurring charges Adjusted Operating Expense is a non-GAAP financial measure calculated by adjusting total operating expenses to exclude stock-based compensation expense and certain non-recurring charges Adjusted OpEx Ratio is a non-GAAP financial measure calculated as Adjusted Operating Expense divided by Average Daily Principal Balance Adjusted Return on Equity (“Adjusted ROE”) is a non-GAAP financial measure calculated by dividing annualized Adjusted Net Income by average total stockholders’ equity; prior to January 1, 2020, Adjusted ROE was calculated by dividing annualized Adjusted Net Income by average total stockholders’ equity Aggregate Originations is the aggregate amount disbursed to borrowers and credit granted on credit cards during a specified period, including amounts originated by us through our Lending as a Service partners or under our bank partnership programs. Aggregate Originations exclude any fees in connection with the origination of a loan Annualized Net Charge-Off Rate (“NCO Rate”) is calculated as annualized loan and credit card principal losses (net of recoveries) divided by the Average Daily Principal Balance of owned loans and credit cards receivable for the period Average Daily Debt Balance is the average of outstanding debt principal balance at the end of each calendar day during the period Average Daily Principal Balance (“ADPB”) is the average of outstanding principal balance of owned loans and credit cards receivable at the end of each calendar day during the period Back Book is comprised of loans originated prior to our material credit tightening in July 2022 Corporate Financing is (a) a senior secured term loan secured by the assets of the Company and certain of its subsidiaries guaranteeing the term loan, including pledges of the equity interests of certain subsidiaries that are directly or indirectly owned by the Company and (b) a residual facility secured by the residual cash flows of certain of the Company’s securitizations. Cost of Debt is calculated as annualized interest expense divided by Average Daily Debt Balance 100

Key definitions (continued) Customer Acquisition Cost (or “CAC”) is calculated as sales and marketing expenses, which include the costs associated with various paid marketing channels, including direct mail, digital marketing and brand marketing and the costs associated with our telesales and retail operations divided by number of loans originated and new credit cards activated to new and returning borrowers during a period First Payment Defaults are calculated as the principal balance of any loan whose first payment becomes 30 days past due, divided by the aggregate principal balance of all loans originated during that same period Front Book is comprised of loans originated since our material credit tightening in July 2022 Loans Receivable at Fair Value are all loans receivable held for investment. Loans Receivable at Fair Value include loans receivable on our unsecured and secured personal loan products and credit cards receivable balances. Credit Cards Receivable were reclassed to Credit Cards Receivable Held for Sale Managed Principal Balance at End of Period is the total amount of outstanding principal balance for all loans and credit cards receivable, including loans sold, which we continue to service, at the end of the period. Managed Principal Balance at End of Period also includes loans and accounts originated under a bank partnership program that we service Net Charge-Offs (“NCO”) is loan and credit card principal losses (net of recoveries) OpEx is total operating expense OpEx Ratio is calculated as Operating Expense divided by Average Daily Principal Balance Owned Principal Balance EOP is the total amount of outstanding principal balance for all loans and credit cards receivable, including finance receivables pledged as part of a secured borrowing and excluding loans and receivables sold or retained by a bank partner, at the end of the period Portfolio Yield is annualized interest income as a percentage of Average Daily Principal Balance Return on Equity (“ROE”) is calculated as annualized net income divided by average stockholders’ equity for a period Risk Adjusted Yield is calculated by subtracting Annualized Net Charge-Off Rate from Portfolio Yield for the period 101

Annual adjusted EBITDA reconciliation Year Ended Adjusted EBITDA 2024 2023 Net income (loss) $ (78.7) $ (180.0) Adjustments: 0.0 0.0 Income tax expense (benefit) (36.5) (73.7) Interest on corporate financing 51.1 51.8 Depreciation and amortization 52.2 54.9 Stock-based compensation expense 13.1 18.0 Workforce optimization expenses 3.1 22.5 Other non-recurring charges 31.0 15.5 Fair value mark-to-market adjustment 69.3 109.5 Adjusted EBITDA1 $ 104.5 $ 18.6 1. Our calculation of Adjusted EBITDA was updated in Q1 2024 to more closely align with management’s internal view of the performance of the business. The YE23 value for Adjusted EBITDA shown in the table above has been revised and presented on a comparable basis. Prior to these revisions the value would have been $1.7 million. 102

Quarterly adjusted EBITDA reconciliation Quarter Ended Adjusted EBITDA Q1 2025 Q4 2024 Q4 2021 Q3 2021 Q2 2021 Q1 2021 Net income (loss) $ 9.8 $ 8.7 $ 14.2 $ 23.0 $ 7.3 $ 3.0 Adjustments: Income tax expense (benefit) 3.4 (4.8) 6.7 5.1 2.6 1.0 Interest on corporate financing 9.7 11.4 - - - - Depreciation and amortization 11.1 12.5 6.7 5.7 6.0 5.3 Impairment1 - - - - 3.3 - Stock-based compensation expense 2.8 2.8 4.3 4.6 5.4 5.1 Acquisition and integration related expenses2 - - 10.0 - - - Retail network optimization expenses - - 0.0 0.1 4.9 7.8 Workforce optimization expenses (0.1) 0.1 - - - - Origination fees for fair value loans, net - - (6.8) (5.9) (5.3) (1.4) Other non-recurring charges 1.8 14.2 - - - - Fair value mark-to-market adjustment (4.9) (4.0) (12.1) (14.6) (19.6) (23.0) Adjusted EBITDA $ 33.5 $ 41.0 $ 23.1 $ 18.1 $ 4.5 $ (2.3) 1. The Q2 2021 impairment charge was recognized on a right-of use asset related to the Company’s leased office space in San Carlos, California due to management’s decision to move toward a remote-first work environment. 2. In December 2021, a year-to-date adjustment for Acquisition and integration related expenses was recorded. $10.0 million related to the three months ended December 31, 2021. 103

Annual adjusted net income, adjusted earnings per share and adjusted return on equity reconciliation Year Ended Adjusted Net Income 2024 2023 Net income (loss) $ (78.7) $ (180.0) Adjustments: Income tax expense (benefit) (36.5) (73.7) Stock-based compensation expense 13.1 18.0 Workforce optimization expenses 3.1 22.5 Other non-recurring charges 31.0 15.5 Net decrease (increase) in fair value of credit cards receivable 36.2 - Mark-to-market adjustment on ABS notes 72.1 100.0 Adjusted income (loss) before taxes 40.2 (97.7) Normalized income tax expense (benefit) 10.8 (26.4) Adjusted Net Income (loss)1 $ 29.3 $ (71.3) Diluted weighted-average common shares outstanding 40.9 36.9 Diluted Earnings Per Share $ (1.95) $ (4.88) Adjusted Earnings Per Share $ 0.72 $ (1.93) Average stockholders’ equity $ 353.8 $ 404.4 GAAP ROE (20.8%) (37.8%) Adjusted ROE (7.7%) (15.0%) 1. Our calculation of Adjusted Net Income (Loss) was updated in Q1 2024 to more closely align with management’s internal view of the performance of the business. The YE23 value for Adjusted Net Income (Loss) shown in the table above has been revised and presented on a comparable basis. Prior to these revisions the value would have been $(124.1) million. 104

Quarterly adjusted net income, adjusted earnings per share and adjusted return on equity reconciliation

	Quarter Ended								
Adjusted Net Income	**Q1 2025**	**Q4 2024**	**Q3 2024**	**Q2 2024**	**Q1 2024**	**Q4 2023**	**Q3 2023**	**Q2 2023**	**Q1 2023**
Net income (loss)	**$ 9.8**	**$ 8.7**	**$ (30.0)**	**$ (31.0)**	**$ (26.4)**	**$ (41.8)**	**$ (21.1)**	**$ (14.9)**	**$ (102.1)**
Adjustments:									
Income tax expense (benefit)	3.4	(4.8)	(9.5)	(18.1)	(4.0)	(15.5)	(16.2)	(2.6)	(39.4)
Stock-based compensation expense	2.8	2.8	3.2	3.0	4.0	4.8	4.3	4.4	4.5
Workforce optimization expenses	(0.1)	0.1	-	2.2	0.8	6.8	0.5	8.4	6.8
Other non-recurring charges	1.8	14.2	2.9	10.3	3.5	10.8	1.6	0.6	2.3
Net decrease (increase) in fair value of credit cards receivable	-	-	-	36.2	-	-	-	-	-
Mark-to-market adjustment on ABS notes	7.9	8.5	34.6	1.9	27.1	23.6	14.9	12.6	48.9
Adjusted income (loss) before taxes	**25.5**	**29.5**	**1.3**	**4.4**	**5.0**	**(11.3)**	**(16.1)**	**8.5**	**(79.0)**
Normalized income tax expense (benefit)	6.9	8.0	0.3	1.2	1.3	(3.0)	(4.4)	2.3	(21.3)
Adjusted Net Income (loss)[1]	**$ 18.6**	**$ 21.5**	**$ 0.9**	**$ 3.2**	**$ 3.6**	**$ (8.2)**	**$ (11.8)**	**$ 6.2**	**$ (57.7)**
Average stockholders' equity	$ 360.0	$ 340.7	$ 340.8	$ 368.0	$ 393.2	$ 422.9	$ 449.9	$ 457.3	$ 501.9
GAAP ROE	**10.9%**	**10.3%**	**(35.2%)**	**(33.7%)**	**(26.9%)**	**(39.6%)**	**(18.8%)**	**(13.0%)**	**(81.4%)**
Adjusted ROE	**21.0%**	**25.2%**	**1.1%**	**3.5%**	**3.7%**	**(7.7%)**	**(10.4%)**	**5.5%**	**(46.6%)**

Oportun

1. Our calculation of Adjusted Net Income (Loss) was updated in Q1 2024 to more closely align with management's internal view of the performance of the business. The 4Q23, 3Q23, 2Q23 and 1Q23 values for Adjusted Net Income (Loss) shown in the table above have been revised and presented on a comparable basis. Prior to these revisions the values would have been $(20.6) million, $(17.6) million, $2.3 million, and $(88.3) million, respectively.

105

Quarterly adjusted net income reconciliation

	Quarter Ended			
Adjusted Net Income	**4Q21**	**3Q21**	**2Q21**	**1Q21**
Net income	$ 14.2	$ 23.0	$ 7.3	$ 3.0
Adjustments:				
Income tax expense (benefit)	6.7	5.1	2.6	1.0
Impairment[1]	-	-	3.3	-
Stock-based compensation expense[2]	4.3	4.6	5.4	5.1
Acquisition and integration related expenses[3]	10.0	-	-	-
Retail network optimization expenses	0.0	0.1	4.9	7.8
Adjusted income before taxes[2]	**35.3**	**32.8**	**23.4**	**16.9**
Normalized income tax expense (benefit)[3]	9.7	9.0	6.4	4.6
Adjusted Net Income[2]	**$ 25.6**	**$ 23.8**	**$ 17.0**	**$ 12.2**
Annualized Net Income[2]	**$ 102.5**	**$ 95.3**	**$ 67.9**	**$ 49.0**
Average stockholders' equity[4]	557.7	497.9	478.2	469.2
GAAP ROE	**10.1%**	**18.3%**	**6.1%**	**2.6%**
Adjusted ROE	**18.4%**	**19.0%**	**14.2%**	**10.6%**

1. The Q2 2021 impairment charge was recognized on a right-of use asset related to the Company's leased office space in San Carlos, California due to management's decision to move toward a remote-first work environment.
2. In September 2021, a year-to-date true-up related to the non-GAAP adjustment for stock-based compensation expense was made of ($0.4M), net of tax, ($0.2M) related to Q2 2021 and ($0.2M) related to Q1 2021.
3. In December 2021, a year-to-date adjustment for Acquisition and integration related expenses was recorded. $10.0 million related to the three months ended December 31, 2021 and $0.6 million related to the three months ended September 30, 2021. We did not retroactively adjust Q3 2021 Adjusted EBITDA or Adjusted Net Income for the YTD adjustment.
4. Beginning in 2021 the Company no longer includes any Fair Value Pro Forma adjustments because all loans originated and held for investment and all asset-backed notes issued are recorded at fair value. Therefore, the average stockholders' equity amount as of Q4 2021, Q3 2021, Q2 2021, andQ1 2021 reflects the average of the GAAP stockholders' equity account.

Oportun 106

Forward-looking adjusted EBITDA reconciliation Adjusted EBITDA Net Income Adjustments: Income tax expense (benefit) Interest on corporate financing Depreciation and amortization Stock-based compensation expense Other non-recurring charges Fair value mark-to-market adjustment Adjusted EBITDA FY 2025 Low High $ 23.2 $ 33.4 6.3 9.0 36.5 36.5 41.1 41.1 13.7 13.7 6.0 6.0 8.3 5.3 $ 135.0 $ 145.0 107

Forward-looking adjusted net income and adjusted EPS reconciliation Adjusted Net Income and Adjusted EPS Net income Adjustments: Income tax expense (benefit) Stock-based compensation expense Other non-recurring charges Mark-to-market adjustment on ABS notes Adjusted income before taxes Normalized income tax expense Adjusted Net Income and Adjusted EPS Diluted weighted-average common shares outstanding Diluted earnings per share Adjusted Earnings Per Share FY 2025 Low High $ 23.2 $ 33.4 6.3 9.0 13.7 13.7 6.0 6.0 23.5 23.5 $ 72.6 $ 85.6 19.6 23.1 $ 53.0 $ 62.5 48.0 48.0 $ 0.48 $ 0.70 $ 1.10 $ 1.30 108

Investor Contact Dorian Hare 650-590-4323 ir@oportun.com